EXHIBIT 99.1

                                  PRESS RELEASE

Aviation Sales Company Announces Completion of Sale of Manufacturing Operations

         MIRAMAR, Fla.--(BUSINESS WIRE)--Sept. 7, 2000--Aviation Sales Company (NYSE:AVS -news) today announced the completion of its previously announced sale of the assets of its Kratz-Wilde Machine Company and Apex Manufacturing businesses to Barnes Group, Inc. Under the agreement, Barnes paid $41 million in cash, subject to post closing adjustments, to acquire the assets of Kratz-Wilde and Apex.

         Dale S. Baker, the Company's Chairman and CEO, stated: "The completion of this sale is one more important step in our plan to rapidly reduce our debt and return our company to financial health. As previously announced, we have recently completed the sale of one of our A-300 aircraft, and we have entered into contracts to sell the two additional A-300s that we had converted into cargo configuration. We are also continuing to explore the sale of other assets, including our Dixie Bearings operation, and to continue our efforts to reduce inventory levels in our redistribution operation. We believe that our continuing efforts, along with the actions which have already been taken, will cause a substantial reduction in our outstanding debt over the next 60 to 90 days."

         Aviation Sales Company was advised by Fieldstone on this transaction.

         Aviation Sales Company is a leading independent provider of fully integrated aviation maintenance and inventory services, including aircraft heavy maintenance, component repair and overhaul, leasing, the distribution of aircraft spare parts and the manufacture of new components for major commercial airlines, original equipment manufacturers and maintenance and repair facilities.

         This release contains certain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. A number of factors, including those identified below, could adversely affect the Company's ability to obtain these results: available capital to continue to support and further expand the Company's operations, the Company's ability to acquire adequate inventory and to obtain favorable pricing for such inventory, competitive pricing for the Company's products and services, increased competition in the aircraft spare parts redistribution and MR&O markets, the ability to consummate suitable acquisitions, the continuing ability to effectively integrate acquisitions, economic factors which affect the airline industry, and changes in government regulations. Certain of these risks are described in the Company's filings with the Securities and Exchange Commission (SEC). Copies of the Company's SEC filings are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Contact:

     Dale S. Baker, Chairman/Chief Executive Officer
     (954) 538-2000

     Michael C. Brant, Chief Financial Officer
     (954) 538-2000
     Morgen-Walke Associates
     Gordon McCoun/Jennifer Angell
     (212) 850-5600